Item 77I:  Terms of new or
amended securities'

(b)  Registrant has registered three
new series: High Yield Municipal
Bond Portfolio, Women In
Leadership U.S. Equity Portfolio and
Responsible ESG U.S. Equity
Portfolio, and registered Institutional
Class shares of the Large Cap Core
Portfolio and Institutional Class
shares of the Large Cap Growth
Portfolio.